EXHIBIT 99.1

First Mid-Illinois Bancshares, Inc. Announces Fourth Quarter 2017 Results

MATTOON, Ill., Jan. 25, 2018 (GLOBE NEWSWIRE) -- First Mid-Illinois Bancshares, Inc. (NASDAQ:FMBH) (the “Company”) today announced its financial results for the quarter and full year period ended December 31, 2017.

Fourth Quarter Highlights

  Record Fourth Quarter Loan Growth of $71.9 million, or 3.9%
  Announced the Acquisition of First BancTrust Corporation on December 11, 2017
  Net Income of $4.6 million, or $0.37 Diluted Earnings per Share
  Deferred Tax Asset Impairment of $1.4 million, or $0.11 per Share

“I am pleased with our strong year of operating and financial results in what was a very successful 2017,” said Joe Dively, Chairman and Chief Executive Officer.  “We ended the year with a record quarter of loan growth providing a great start to 2018.  Similar to most in the industry, our fourth quarter net income was negatively impacted by a deferred tax asset impairment tied to the new tax law that was signed in December.  In addition, the strong loan growth, combined with the impairment of two credits, contributed to an elevated provision expense.  Looking ahead to 2018, the outlook for growth is positive for both organic and M&A activity.”

“The announcement of the acquisition of First BancTrust Corporation (“First Bank”) continues our strategic initiative to deepen and expand our presence in attractive markets and increase shareholder value.  First Bank is a highly respected community bank in the Champaign-Urbana and surrounding markets and is a great cultural fit with First Mid.  We see significant benefits with the opportunities to introduce new services to First Bank’s customers and a higher combined legal lending limit.  I’m excited about what lies ahead for the combined organizations and how we can be better together,” Dively concluded.

First BancTrust Corp. Acquisition Update

On December 11, 2017, the Company announced the acquisition of First Bank.  First Bank is a $466 million asset financial services holding company headquartered in Champaign, IL.  Subject to regulatory approvals, the Company currently expects to close on the acquisition in the second quarter with a merger of the banks in the third quarter.  The Company has submitted all of its initial regulatory applications and filed the registration statement related to the acquisition on January 22, 2018.

Net Interest Income

Net interest income for the fourth quarter of 2017 increased by $0.6 million, or 2.6% compared to the third quarter of 2017.  The increase was primarily driven by $0.8 million in accelerated accretion income recognized in the fourth quarter versus $0.1 million in the third quarter.  Regular accretion tied to the First Clover Leaf acquisition was $0.5 million in each quarter.  Excluding accretion, increases to the loan income were offset by higher deposit costs and lower investment income tied to a lower balance in the portfolio.

In comparison to the fourth quarter of 2016, net interest income increased by $2.0 million, or 9.1%.  The increase was primarily attributable to the growth in earning assets and increased interest rates, which were partially offset by higher deposit costs.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.72% for the fourth quarter compared to 3.68% in the prior quarter and 3.43% in the fourth quarter last year.  The year-over-year increase in the ratio was due to higher yields on loans and investments, which outpaced the increase in cost of funds.  In addition, accretion income associated with the First Clover Leaf acquisition helped drive the margin higher.  On a full year basis, the net interest margin for 2017 was 3.70% compared to 3.39% for 2016.

Loan Portfolio

Total loans increased by $71.9 million, or 3.9%, in the quarter and ended at $1.94 billion compared to $1.87 billion at the end of the prior quarter.  The increase was mostly in the categories of commercial real estate and construction and land development.  Loans increased by $113.5 million, or 6.2% for the year.

The Company has launched a loan production office in the Indianapolis, Indiana metro market and is off to a strong start.  This step continues the strategic focus of the organization on maintaining a diversified geographic footprint and loan portfolio.

Asset Quality

At December 31, 2017, nonperforming loans were 0.90% of total loans compared to 1.06% at September 30, 2017, allowance for loan losses were 1.03% of total loans compared to 1.00%, and the allowance for loan losses to non-performing loans were 114.1% versus 93.9%.  Non-performing loans were $17.5 million, which was a decrease of $2.3 million versus the prior quarter.

Net charge-offs were $1.0 million during the fourth quarter compared to $1.1 million in the third quarter.  The fourth quarter number included one credit in the construction industry that was charged off for a total of $0.9 million.  In addition, the company recorded an impairment of approximately $0.5 million on a financial services credit.  The Company recorded a provision for loan losses of $2.4 million during the fourth quarter compared to $1.5 million during the third quarter of 2017 and $0.9 million in the fourth quarter of last year.

Deposits

Total deposits ended the quarter at $2.27 billion, which represented an increase of $57.2 million from the prior quarter and a decrease of $55.2 million from the same quarter last year.  The Company’s average rate on cost of funds was 0.29% for the quarter compared to 0.28% in the third quarter and 0.23% in the fourth quarter of 2016.  The Company’s core deposit franchise continues to be a differentiator and strategic advantage for First Mid.

Noninterest Income

Noninterest income for the fourth quarter of 2017 was $7.2 million compared to $7.7 million in the third quarter.  The previous quarter included a $0.5 million benefit from a BOLI claim.  In addition, the fourth quarter securities gains were lower by $0.2 million compared to the prior quarter.  Excluding these items, noninterest income increased in the fourth quarter by $0.2 million with increases across multiple categories.  In comparison to the fourth quarter of 2016, noninterest income increased $0.3 million. The Company has continued to gain momentum in the former First Clover Leaf markets with its cross selling initiatives in the insurance and wealth management divisions.

Noninterest Expenses

Noninterest expense for the fourth quarter totaled $19.2 million, or $1.3 million higher than the previous quarter.  During the quarter, the Company recorded a $0.5 million loss on the sale of a former First Clover Leaf credit.  The quarter also included approximately $0.4 million of additional stock compensation expense for the acceleration of shares pursuant to the 8-K that was filed on December 19, 2017.  In addition, the quarter included $0.1 million in acquisition related costs.

Noninterest expense increased by $2.3 million when compared to the fourth quarter of 2016 primarily due to a combination of higher legal and professional fees, the loss on the sale of a loan and accelerated stock compensation expense.  The Company’s efficiency ratio, on a tax equivalent basis, for the fourth quarter 2017 was 59.1% compared to 55.7% for the same period last year.

Regulatory Capital Levels

The Company’s capital levels remained strong above the “well capitalized” levels and ended the period as follows:

Total capital to risk-weighted assets                             12.70%
Tier 1 capital to risk-weighted assets                            11.83%
Common equity tier 1 capital to risk-weighted assets   10.78%
Leverage ratio                                                                9.91%

The capital ratios declined in the fourth quarter due to the recognition of the DTA and the strong loan growth, which drove a higher capital allocation on risk-weighted assets.

Capital Raise

Under the previously announced ‘at-the-market’ equity offering, during the quarter ended December 31, 2017, the Company sold 3,400 common shares at a weighted average price of approximately $36.97, representing gross proceeds of $0.1 million and net proceeds of $0.1 million.

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”), Mid-Illinois Data Services, Inc., and First Mid Insurance Group.  Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid Bank was first chartered in 1865 and has since grown into a $2.8 billion community-focused organization that provides financial services through a network of 52 banking centers in 37 Illinois and Missouri communities.  More information about the Company is available on our website at www.firstmid.com.  Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Non-GAAP Measures:  In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures.  The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance.  Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.  These non-GAAP financial measures are detailed as supplemental tables and include “Net Interest Margin, tax equivalent,” Tangible Book Value per Common Share,” and “Common Equity Tier 1 Capital to Risk Weighted Assets”.  While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP.  These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements:  This document may contain certain forward-looking statements about First Mid-Illinois Bancshares, Inc. (“First Mid”) and First BancTrust Corporation (“First Bank”), such as discussions of First Mid’s and First Bank’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid and First Bank intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid and First Bank, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the proposed transactions between First Mid and First Bank will not be realized or will not be realized within the expected time period; the risk that integration of the operations of First Bank with First Mid will be materially delayed or will be more costly or difficult than expected; the inability to complete the proposed transactions due to the failure to obtain the required stockholder approval; the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals; the failure of the proposed transactions to close for any other reason; the effect of the announcement of the transaction on customer relationships and operating results; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in interest rates; general economic conditions and those in the market areas of First Mid and First Bank; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s and First Bank’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid and First Bank; and accounting principles, policies and guidelines. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Important Information about the Merger and Additional Information:  First Mid filed a registration statement on Form S-4 with the SEC on January 22, 2018, in connection with the proposed transaction. The registration statement includes a proxy statement of First Bank that also constitutes a prospectus of First Mid.  Investors in First Bank are urged to read the proxy statement/prospectus, which contains important information, including detailed risk factors, and all amendments thereto when they become available. The proxy statement/prospectus and other documents which will be filed by First Mid with the SEC will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request to First Mid-Illinois Bancshares, P.O. Box 499, Mattoon, IL 61938, Attention: Investor Relations; or to First BancTrust Corporation, 114 West Church Street, Champaign, IL 61824, Attention: Investor Relations. The final proxy statement/prospectus will be mailed to the stockholders of First Bank.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation:  First Mid and First Bank, and certain of their respective directors, executive officers and other members of management and employees are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of First Mid is set forth in the proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on March 14, 2017. Information about the directors and executive officers of First Bank is set forth in its proxy statement for its 2017 annual meeting of stockholders, which is available on its website, and in the proxy statement/prospectus that was filed with the SEC on January 22, 2018.  These documents can be obtained free of charge from the sources provided above.  Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the proxy statement/prospectus for such proposed transactions, and all amendments thereto when they become available.

Investor Contact:  Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

– Tables Follow –

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)
	As of

	December 31,	September 30	December 31,
	2017	2017	2016

Assets
Cash and cash equivalents	$88,879	$69,643	$175,902
Investment securities	649,596	692,195	708,722
Loans (including loans held for sale)	1,939,501	1,867,562	1,825,992
Less allowance for loan losses	(19,977)	(18,589)	(16,753)
Net loans	1,919,524	1,848,973	1,809,239
Premises and equipment, net	38,266	38,638	40,292
Goodwill and intangibles, net	70,829	71,331	70,623
Bank owned life insurance	41,883	41,601	41,318
Other assets	32,562	32,075	38,439
Total assets	$2,841,539	$2,794,456	$2,884,535

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$480,283	$430,036	$471,206
Interest bearing	1,794,356	1,787,441	1,858,681
Total deposits	2,274,639	2,217,477	2,329,887
Repurchase agreement with customers	155,388	116,360	185,763
Other borrowings	70,351	118,302	58,157
Junior subordinated debentures	24,000	23,980	23,917
Other liabilities	9,197	6,906	6,138
Total liabilities	2,533,575	2,483,025	2,603,862

Total stockholders' equity	307,964	311,431	280,673
Total liabilities and stockholders' equity	$2,841,539	$2,794,456	$2,884,535

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2017	2016	2017	2016
Interest income:
Interest and fees on loans	$21,333	$19,456	$82,670	$61,952
Interest on investment securities	3,897	3,392	16,482	13,014
Interest on federal funds sold & other deposits	83	163	403	530
Total interest income	25,313	23,011	99,555	75,496
Interest expense:
Interest on deposits	1,155	936	3,995	2,713
Interest on securities sold under agreements to repurchase	44	34	181	96
Interest on other borrowings	392	301	1,379	811
Interest on subordinated debt	247	216	927	672
Total interest expense	1,838	1,487	6,482	4,292
Net interest income	23,475	21,524	93,073	71,204
Provision for loan losses	2,411	899	7,462	2,826
Net interest income after provision for loan	21,064	20,625	85,611	68,378
Non-interest income:
Trust revenues	1,048	968	3,744	3,517
Brokerage commissions	611	468	2,161	1,908
Insurance commissions	724	646	3,872	3,452
Service charges	1,760	1,814	6,920	6,791
Securities gains, net	27	62	616	1,192
Mortgage banking revenues	309	457	1,184	1,172
ATM/debit card revenue	1,667	1,586	6,495	6,004
Other	1,064	910	5,344	2,876
Total non-interest income	7,210	6,911	30,336	26,912
Non-interest expense:
Salaries and employee benefits	10,071	9,061	39,756	32,354
Net occupancy and equipment expense	3,218	3,029	12,596	11,418
Net other real estate owned (income) expense	30	37	560	60
FDIC insurance	226	125	905	966
Amortization of intangible assets	502	597	2,153	1,909
Stationary and supplies	185	203	724	815
Legal and professional expense	1,291	621	3,887	3,035
Marketing and donations	447	359	1,356	1,845
Other	3,182	2,844	12,284	9,108
Total non-interest expense	19,152	16,876	74,221	61,510
Income before income taxes	9,122	10,660	41,726	33,780
Income taxes	4,497	3,863	15,042	11,940
Net income	$4,625	$6,797	$26,684	$21,840

Per Share Information
Basic earnings per common share	$0.37	$0.55	$2.13	$2.07
Diluted earnings per common share	0.37	0.55	2.13	2.05

Weighted average shares outstanding	12,628,828	12,461,870	12,531,659	10,149,099
Diluted weighted average shares outstanding	12,634,560	12,473,624	12,536,534	10,663,710

FIRST MID-ILLINOIS BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)

	As of and for the Quarter Ended
	December 31,	September 30,	June 30	March 31	December 31,
	2017	2017	2017	2017	2016

Loan Portfolio
Construction and land development	$107,594	$77,179	$68,681	$58,304	$49,104
Farm loans	127,183	126,096	123,420	123,061	126,108
1-4 Family residential properties	293,667	301,897	310,522	319,713	326,415
Multifamily residential properties	61,798	72,323	72,492	74,714	83,200
Commercial real estate	681,757	647,184	632,492	624,372	630,135
Loans secured by real estate	1,271,999	1,224,679	1,207,607	1,200,164	1,214,962
Agricultural loans	86,631	81,383	79,759	76,757	86,685
Commercial and industrial loans	444,263	443,473	421,280	400,810	409,033
Consumer loans	29,749	30,074	32,814	34,962	38,028
All other loans	106,859	87,953	84,174	82,969	77,284
Total loans	1,939,501	1,867,562	1,825,634	1,795,662	1,825,992

Deposit Portfolio
Non-interest bearing demand deposits	$480,283	$430,036	$425,344	$456,037	$471,206
Interest bearing demand deposits	700,376	678,302	714,918	718,699	716,204
Savings deposits	359,065	364,277	368,220	372,815	356,740
Money Market	390,880	423,486	450,685	440,551	432,656
Time deposits	344,035	321,376	330,239	341,427	353,081
Total deposits	2,274,639	2,217,477	2,289,406	2,329,529	2,329,887

Asset Quality
Non-performing loans	$17,513	$19,788	$17,125	$27,652	$18,241
Non-performing assets	20,347	22,051	21,559	30,085	20,226
Net charge-offs	1,022	1,109	1,477	629	307
Allowance for loan losses to non-performing loans	114.08%	93.94%	106.33%	64.54%	91.84%
Allowance for loan losses to total loans outstanding	1.03%	1.00%	1.00%	0.99%	0.92%
Nonperforming loans to total loans	0.90%	1.06%	0.94%	1.54%	1.00%
Nonperforming assets to total assets	0.72%	0.79%	0.76%	1.06%	0.70%

Common Share Data
Common shares outstanding	12,660,748	12,618,026	12,505,873	12,483,787	12,470,999
Book value per common share	$24.32	$24.68	$24.06	$23.29	$22.51
Tangible book value per common share	$18.73	$19.03	$18.50	$17.68	$16.84
Market price of stock	$38.54	$38.40	$34.10	$33.84	$34.00

Key Performance Ratios and Metrics
End of period earning assets	$2,602,578	$2,566,809	$2,604,505	$2,624,399	$2,652,628
Average earning assets	2,581,277	2,605,652	2,615,792	2,633,227	2,590,488
Average rate on average earning assets (tax equivalent)	4.01%	3.96%	4.08%	3.85%	3.66%
Average rate on cost of funds	0.29%	0.28%	0.24%	0.22%	0.23%
Net interest margin (tax equivalent)	3.72%	3.68%	3.84%	3.63%	3.43%
Return on average assets	0.66%	1.08%	1.16%	0.88%	0.97%
Return on average common equity	5.95%	9.95%	11.11%	8.77%	9.22%
Efficiency ratio (tax equivalent) [1]	59.08%	54.54%	53.17%	59.90%	55.67%
Full-time equivalent employees	592	584	590	590	598

[1] Represents non-interest expense divided by the sum of fully tax equivalent net interest income and non-interest income. Non-interest expense adjustments exclude foreclosed property expense and amortization of intangibles. Non-interest income includes tax equivalent adjustments and non-interest income excludes gains and losses on the sale of investment securities.

FIRST MID-ILLINOIS BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	December 31,	September 30,	June 30	March 31	December 31,
	2017	2017	2017	2017	2016

Net interest income as reported	$23,475	$22,873	$23,953	$22,772	$21,524
Net interest income, (tax equivalent)	24,332	23,729	24,844	23,620	22,324
Average earning assets	2,581,277	2,605,652	2,615,792	2,633,227	2,590,488
Net interest margin (tax equivalent) [1]	3.72%	3.68%	3.84%	3.63%	3.43%

Common stockholder's equity	$307,964	$311,431	$300,891	$290,738	$280,673
Goodwill and intangibles, net	70,829	71,331	69,517	70,076	70,623
Common shares outstanding	12,661	12,618	12,506	12,484	12,471
Tangible Book Value per common share	$18.73	$19.03	$18.50	$17.68	$16.84

Common equity tier 1 capital	$246,798	$247,104	$237,764	$238,102	$229,341
Risk weighted assets	2,290,253	2,184,812	2,185,041	2,171,056	2,111,787
Common equity tier 1 capital to risk weighted assets [2]	10.78%	11.31%	10.88%	10.97%	10.86%

[1] Annualized and calculated on a tax equivalent basis where interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 35% and includes the impact of non-interest bearing funds.

[2] Defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end.